Exhibit 4.49

Form Supplemental Agreement to Operating Agreement

This Supplemental Agreement to Operating Agreement (the “Supplemental Agreement”) is entered into by the following parties on [          ]:

Party A:	[wholly owned subsidiary]
Registered Office:	[ ]

Party B:	[VIE]
Registered Office:	[ ]

Party C:	[individual shareholder of VIE (ID No.: )]

Party D:	[individual shareholder of VIE (ID No.: )]

(Collectively, the “Parties”)

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in the PRC;

2.	Party B is a wholly domestic-owned company registered in the PRC;

3.	Party C is a shareholder of Party B who owns [ ]% equity in Party B;

4.	Party D is a shareholder of Party B who owns [ ]% equity in Party B;

5.	Linktone Ltd. Is a limited liability company registered in Cayman Islands; and

6.
The Parties entered into the Operating Agreement on [         ], which, together with any amendment that has been made as of the date hereof, are collectively referred to as the “Original Agreement” for purpose of this Supplemental Agreement. The Parties desire to make further amendment and supplement to the Original Agreement.

Nowtherefore, the Parties hereby agree as follows:

1. Amendment to the Section 4 of the Original Agreement

Section 4 of the Original Agreement which read as follows:
“Party B together with its shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel recommended by Party A as the directors of Party B, and Party B shall engage Party A's high ranking officers or any other candidate recommended by Party A as Party B's General Manager, Chief Financial Officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party D shall appoint other high officers of Party A recommended by Party A to undertake such position.

Party C and Party D hereby agree that, at the time of execution of this Agreement, they will sign a power of attorney under which at the shareholder's meeting of Party B, person(s) designated by Party A is authorized to exercise all shareholder voting rights enjoyed by Party C and Party D that are given by law and the articles of associations of Party B.”

Shall be amended as：
“Party A, Party B together with Party B’s shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel designated by Linktone Ltd. from time to time as the directors, General Manager, Chief Financial Officer, and other high ranking officers of Party B.

Party A, Party B and Party B’s shareholders Party C and Party D hereby agree that, at the time of execution of this Agreement, Party C and Party D will sign a power of attorney under which at the shareholder's meeting of Party B, person(s) designated by Linktone Ltd. is authorized to exercise all shareholder voting rights enjoyed by Party C and Party D that are given by law and the articles of associations of Party B.”

2. Terms and sections contained the Original Agreement not amended by this Supplemental Agreement should be maintained without change. Any amendment as set forth on Section 1 above should not affect or damage the effectiveness, legitimacy and enforceability of any other provision in the Original Agreement.

3. This Supplemental Agreement shall come into effect upon the execution hereof by the Parties.

In witness whereof, the Parties hereto have caused their authorized representatives execute this Supplemental Agreement as of the date first written above.

[wholly owned subsidiary] (Chop)	[VIE] (Chop)

Authorized representative: ______________________	Authorized representative: _______________________

[individual shareholder of VIE]: _________________________	[individual shareholder of VIE]: _________________________